EXHIBIT 99.1
NEWS RELEASE

Cleveland-Cliffs Reports Full-Year and Fourth-Quarter 2024 Results

CLEVELAND—February 24, 2025—Cleveland-Cliffs Inc. (NYSE: CLF) today reported full-year and fourth-quarter results for the period ended December 31, 2024.

Full-Year Consolidated Results
Full-year 2024 consolidated revenues were $19.2 billion, compared to the prior year's consolidated revenues of $22.0 billion.

For the full-year 2024, the Company recorded a GAAP net loss of $708 million, or $1.57 per diluted share, with adjusted net loss2 of $351 million, or $0.73 per diluted share. This compares to 2023 net income of $450 million, or $0.78 per diluted share, with adjusted net income2 of $545 million, or $1.07 per diluted share. For the full-year 2024, Adjusted EBITDA1 was $780 million, compared to $1.9 billion in 2023. The reduction was primarily driven by lower steel index pricing in 2024 compared to 2023, partially offset by lower operating costs.

Fourth-Quarter Consolidated Results
Fourth-quarter 2024 consolidated revenues were $4.3 billion, compared to prior-year fourth-quarter consolidated revenues of $5.1 billion.

For the fourth quarter of 2024, the Company recorded a GAAP net loss of $434 million, or $0.92 per diluted share, with an adjusted net loss2 of $332 million, or $0.68 per diluted share. In the prior-year fourth quarter, the Company recorded a net loss of $139 million, or $0.31 per diluted share, with an adjusted net loss2 of $25 million, or $0.05 per diluted share.

For the fourth quarter of 2024, the Company reported an Adjusted EBITDA1 loss of $81 million, compared to Adjusted EBITDA1 of $279 million in the fourth quarter of 2023.

Lourenco Goncalves, Cliffs’ Chairman, President and CEO said: “Our results in 2024 were a consequence of the worst steel demand environment since 2010 (ex-COVID). Cleveland-Cliffs is an American steel company, designed to supply high-end manufacturers producing things in the United States. That said, for the first time, the number of cars sold in the United States that were produced abroad and imported into the

United States surpassed the number of cars sold that were produced domestically. With this decline in domestic automotive production, and too much imported steel from abroad that drove unsustainably low steel prices, Cliffs was deeply impacted. As a steel producer equipped to supply high-end steel -- like automotive exposed parts, among others -- we by design carry a higher fixed cost structure, and we are more impacted than others when markets are weak. This impact was particularly evident in the fourth quarter, which we expect to be the trough going forward. Our cash use in the fourth quarter, due largely to inventory build, has set us up nicely for the rebound we are seeing so far in 2025.”

Mr. Goncalves concluded: “Since January 20th, President Trump has made clear that proper enforcement of our trade laws and a supportive industrial policy prioritizing manufacturing in the United States are both being implemented. That should benefit Cleveland-Cliffs more than others. As of late February, Cleveland-Cliffs is well on the way for a dramatic rebound in 2025. We can already see the early signals of this rebound in automotive pull, index pricing, and our overall order book. Also, with the addition of Stelco’s spot price driven non-automotive book of business to our footprint, we are even better equipped now to ride this upside than in previous cycles, as we are now less dependent on fixed price contracts."

Steelmaking Segment Results

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended
	2024	2023	2024	2023	Sept. 30, 2024
External Sales Volumes - In Thousands
Steel Products (net tons)	3,827	4,039	15,596	16,432	3,840
Selling Price - Per Net Ton
Average net selling price per net ton of steel products	$976	$1,093	$1,081	$1,171	$1,045
Operating Results - In Millions
Revenues	$4,168	$4,954	$18,529	$21,331	$4,419
Cost of goods sold	(4,449)	(4,798)	(18,509)	(19,979)	(4,533)
Gross margin	$(281)	$156	$20	$1,352	$(114)

Full-year 2024 steel product sales volume of 15.6 million net tons consisted of 36% hot-rolled, 29% coated, 16% cold-rolled, 5% plate, 3% stainless and electrical, and 11% other, including slabs and rail. Fourth-quarter 2024 steel product sales volume of 3.8 million net tons consisted of 40% hot-rolled, 26% coated, 16% cold-rolled, 5% plate, 3% stainless and electrical, and 10% other, including slabs and rail.

Full-year 2024 Steelmaking revenues of $18.5 billion included approximately $5.6 billion, or 30%, of sales to direct automotive customers; $5.3 billion, or 29%, of sales to the distributors and converters market; $5.2 billion, or 28%, of sales to the infrastructure and manufacturing market; and $2.5 billion, or 13%, of sales to steel producers. Fourth-quarter 2024 Steelmaking revenues of $4.2 billion included approximately $1.2 billion, or 30%, of sales to the infrastructure and manufacturing market; $1.2 billion, or 28%, of sales to direct automotive customers; $1.2 billion, or 27%, of sales to the distributors and converters market; and $623 million, or 15%, of sales to steel producers.

2025 Expectations
The Company put forth the following expectations for the full-year 2025, which now include Stelco:
•Steel unit cost reductions of approximately $40 per net ton compared to 2024
•Capital expenditures of approximately $700 million
•Selling, general and administrative expenses of approximately $625 million
•Depreciation, depletion and amortization of approximately $1.1 billion
•Cash Pension and OPEB payments and contributions of approximately $150 million

Conference Call Information
Cleveland-Cliffs Inc. will host a conference call on February 25, 2025, at 8:30 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com
About Cleveland-Cliffs Inc.
Cleveland-Cliffs is a leading North America-based steel producer with focus on value-added sheet products, particularly for the automotive industry. The Company is vertically integrated from the mining of iron ore, production of pellets and direct reduced iron, and processing of ferrous scrap through primary steelmaking and downstream finishing, stamping, tooling, and tubing. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 30,000 people across its operations in the United States and Canada.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to our operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These statements speak only as of the date of this report, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. Investors are cautioned not to place undue reliance on forward-looking statements. Uncertainties and risk factors that could affect our future performance and cause results to differ from the forward-looking statements in this report include, but are not limited to: continued volatility of steel, scrap metal and iron ore market prices, which directly and indirectly impact the prices of the products that we sell to our customers; uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry; potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity and production, prevalence of steel imports, reduced market demand and oversupply of iron ore; severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges of one or more of our major customers, key suppliers or contractors, which, among other adverse effects, could disrupt our operations or lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; risks related to U.S. government actions and other countries' reactions with respect to Section 232 of the Trade Expansion Act of 1962 (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports; impacts of existing and increasing governmental regulation, including actual and potential environmental regulations relating to climate change and carbon emissions, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements, and reclamation and remediation obligations; potential impacts to the environment or exposure to hazardous substances resulting from our operations; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit our financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business, or to repurchase our common shares; our ability to reduce our indebtedness or return capital to shareholders within the currently expected timeframes or at all; adverse changes in credit ratings, interest rates, foreign currency rates and tax laws; challenges to successfully implementing our business strategy to achieve operating results in line with our guidance; the outcome of, and costs incurred in connection with, lawsuits, claims, arbitrations or governmental proceedings relating to commercial and business disputes, antitrust claims, environmental matters, government investigations, occupational or personal injury claims, property-related matters, labor and employment matters, or suits involving legacy operations and other matters; supply chain disruptions or changes in the cost, quality or availability of energy sources, including electricity, natural gas and diesel fuel, critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap metal, chrome, zinc, other alloys, coke and metallurgical coal, and critical manufacturing equipment and spare parts; problems or disruptions associated with transporting products to our customers, moving manufacturing inputs or products internally among our facilities, or suppliers transporting raw materials to us; the risk that the cost or time to implement a strategic or sustaining capital project may prove to be greater than originally anticipated; our ability to consummate any public or private acquisition transactions and to realize any or all of the anticipated benefits or estimated future synergies, as well as to successfully integrate any acquired businesses into our existing businesses; uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events; cybersecurity incidents relating to, disruptions in, or failures of, information technology systems that are managed by us or third parties that host or have access to our data or systems, including the loss, theft or corruption of our or third parties' sensitive or essential business or personal information and the inability to access or control systems; liabilities and costs arising in connection with any business decisions to temporarily or indefinitely idle or permanently close an operating facility or mine, which could adversely impact the carrying value of associated assets and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled operating facility or mine; our ability to realize the anticipated synergies or other expected benefits of the acquisition of Stelco Holdings Inc., as well as the impact of additional liabilities and obligations incurred in connection with such acquisition; our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks; uncertainties associated with our ability to meet customers’ and suppliers’ decarbonization goals and reduce our greenhouse gas emissions in alignment with our own announced targets; challenges to maintaining our social license to operate with our stakeholders, including the impacts of our operations on local communities, reputational impacts of operating in a carbon-intensive industry that produces greenhouse gas emissions, and our ability to foster a consistent operational and safety track record; our actual economic mineral reserves or reductions in current mineral reserve estimates, and any title defect or loss of any lease, license, option, easement or other possessory interest for any mining property; our ability to maintain satisfactory labor relations with unions and employees; unanticipated or higher costs associated with pension and other postretirement benefits obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations; uncertain availability or cost of skilled workers to fill critical operational positions and potential labor shortages caused by experienced employee attrition or otherwise, as well as our ability to attract, hire, develop and retain key personnel; and potential significant deficiencies or material weaknesses in our internal control over financial reporting.
For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, and other filings with the U.S. Securities and Exchange Commission.
SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Senior Director, Corporate Communications (216) 694-5316		James Kerr Director, Investor Relations (216) 694-7719
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended
(In millions, except per share amounts)	2024	2023	2024	2023	Sept. 30, 2024
Revenues	$4,325	$5,112	$19,185	$21,996	$4,569
Operating costs:
Cost of goods sold	(4,598)	(4,944)	(19,115)	(20,605)	(4,673)
Selling, general and administrative expenses	(139)	(162)	(486)	(577)	(112)
Restructuring and other charges	2	—	(129)	—	(2)
Acquisition-related costs	(30)	(7)	(44)	(12)	(14)
Asset impairment	—	—	(79)	—	—
Goodwill impairment	—	(125)	—	(125)	—
Miscellaneous – net	(25)	26	(88)	—	(27)
Total operating costs	(4,790)	(5,212)	(19,941)	(21,319)	(4,828)
Operating income (loss)	(465)	(100)	(756)	677	(259)
Other income (expense):
Interest expense, net	(135)	(63)	(370)	(289)	(102)
Loss on extinguishment of debt	—	—	(27)	—	—
Net periodic benefit credits other than service cost component	63	54	247	204	62
Other non-operating income (loss)	(33)	1	(37)	5	(7)
Total other expense	(105)	(8)	(187)	(80)	(47)
Income (loss) from continuing operations before income taxes	(570)	(108)	(943)	597	(306)
Income tax benefit (expense)	136	(30)	235	(148)	76
Income (loss) from continuing operations	(434)	(138)	(708)	449	(230)
Income (loss) from discontinued operations, net of tax	—	(1)	—	1	—
Net income (loss)	(434)	(139)	(708)	450	(230)
Net income attributable to noncontrolling interests	(13)	(16)	(46)	(51)	(12)
Net income (loss) attributable to Cliffs shareholders	$(447)	$(155)	$(754)	$399	$(242)

Earnings (loss) per common share attributable to Cliffs shareholders - basic
Continuing operations	$(0.92)	$(0.31)	$(1.57)	$0.78	$(0.52)
Discontinued operations	—	—	—	—	—
	$(0.92)	$(0.31)	$(1.57)	$0.78	$(0.52)
Earnings (loss) per common share attributable to Cliffs shareholders - diluted
Continuing operations	$(0.92)	$(0.31)	$(1.57)	$0.78	$(0.52)
Discontinued operations	—	—	—	—	—
	$(0.92)	$(0.31)	$(1.57)	$0.78	$(0.52)

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	December 31,
(In millions)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$54	$198
Accounts receivable, net	1,576	1,840
Inventories	5,094	4,460
Other current assets	183	138
Total current assets	6,907	6,636
Non-current assets:
Property, plant and equipment, net	9,942	8,895
Goodwill	1,768	1,005
Intangible assets	1,170	201
Pension and OPEB assets	427	329
Other non-current assets	733	471
TOTAL ASSETS	$20,947	$17,537
LIABILITIES
Current liabilities:
Accounts payable	$2,008	$2,099
Accrued employment costs	447	511
Accrued expenses	375	380
Other current liabilities	492	518
Total current liabilities	3,322	3,508
Non-current liabilities:
Long-term debt	7,065	3,137
Pension and OPEB liabilities	751	821
Deferred income taxes	858	639
Asset retirement and environmental obligations	601	557
Other non-current liabilities	1,453	753
TOTAL LIABILITIES	14,050	9,415
TOTAL EQUITY	6,897	8,122
TOTAL LIABILITIES AND EQUITY	$20,947	$17,537

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2024	2023	2024	2023
OPERATING ACTIVITIES
Net income (loss)	$(434)	$(139)	$(708)	$450
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	258	235	951	973
Pension and OPEB credits	(54)	(44)	(211)	(163)
Deferred income taxes	(129)	(18)	(195)	114
Other	116	80	485	201
Changes in operating assets and liabilities, net of business combination:
Accounts receivable, net	106	284	364	120
Inventories	(195)	132	(5)	670
Income taxes	29	106	(17)	122
Pension and OPEB payments and contributions	(33)	(10)	(195)	(94)
Payables, accrued employment and accrued expenses	(191)	99	(408)	4
Other, net	55	(73)	44	(130)
Net cash provided (used) by operating activities	(472)	652	105	2,267
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(205)	(165)	(695)	(646)
Acquisition of Stelco, net of cash acquired	(2,512)	—	(2,512)	—
Other investing activities	(18)	44	(5)	55
Net cash used by investing activities	(2,735)	(121)	(3,212)	(591)
FINANCING ACTIVITIES
Repurchase of common shares	—	—	(733)	(152)
Proceeds from issuance of debt	1,800	—	3,221	750
Repayments of senior notes	—	—	(845)	—
Borrowings (repayments) under credit facilities	1,513	(325)	1,560	(1,864)
Debt issuance costs	(36)	—	(109)	(34)
Other financing activities	(48)	(39)	(124)	(204)
Net cash provided (used) by financing activities	3,229	(364)	2,970	(1,504)
Net increase (decrease) in cash and cash equivalents	22	167	(137)	172

Cash, cash equivalents, and restricted cash at beginning of period	39	31	198	26
Effect of exchange rate changes on cash	(1)	—	(1)	$—
Cash, cash equivalents, and restricted cash at end of period	$60	$198	$60	$198

Restricted cash	(6)	—	(6)	—

Cash and cash equivalents at end of year	$54	$198	$54	$198

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA

In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and Adjusted EBITDA on a consolidated basis. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of non-cash and/or non-recurring items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended
(In millions)	2024	2023	2024	2023	Sept. 30, 2024
Net income (loss)	$(434)	$(139)	$(708)	$450	$(230)
Less:
Interest expense, net	(135)	(63)	(370)	(289)	(102)
Income tax benefit (expense)	136	(30)	235	(148)	76
Depreciation, depletion and amortization	(258)	(235)	(951)	(973)	(235)
Total EBITDA	$(177)	$189	$378	$1,860	$31
Less:
EBITDA from noncontrolling interests	$20	$23	$76	$83	$20
Weirton indefinite idle	2	—	(217)	—	(2)
Arbitration decision	—	—	(71)	—	(71)
Acquisition-related costs	(30)	(7)	(44)	(12)	(14)
Changes in fair value of derivatives, net	(34)	—	(41)	—	(7)
Loss on extinguishment of debt	—	—	(27)	—	—
Amortization of inventory step-up	(26)	—	(26)	—	—
Loss on currency exchange	(20)	—	(20)	—	—
Loss on disposal of assets	(5)	(7)	(16)	(15)	(7)
Goodwill impairment	—	(125)	—	(125)	—
Other, net	(3)	26	(16)	18	(12)
Total Adjusted EBITDA[1]	$(81)	$279	$780	$1,911	$124

EBITDA of noncontrolling interests includes the following:
Net income attributable to noncontrolling interests	$13	$16	$46	$51	$12
Depreciation, depletion and amortization	7	7	30	32	8
EBITDA of noncontrolling interests	$20	$23	$76	$83	$20

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE RECONCILIATION

In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented Adjusted net income (loss) attributable to Cliffs shareholders and Adjusted earnings (loss) per common share attributable to Cliffs shareholders - diluted. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of non-cash and/or non-recurring items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended
(In millions)	2024	2023	2024	2023	Sept. 30, 2024
Net income (loss) attributable to Cliffs shareholders	$(447)	$(155)	$(754)	$399	$(242)
Adjustments:
Weirton indefinite idle	2	—	(217)	—	(2)
Arbitration decision	—	—	(71)	—	(71)
Acquisition-related expenses and adjustments	(30)	(7)	(44)	(12)	(14)
Acquisition-related interest expense	(21)	—	(53)	—	(32)
Changes in fair value of derivatives, net	(34)	—	(41)	—	(7)
Loss on extinguishment of debt	—	—	(27)	—	—
Amortization of inventory step-up	(26)	—	(26)	—	—
Loss on currency exchange	(20)	—	(20)	—	—
Loss on disposal of assets	(5)	(7)	(16)	(15)	(7)
Goodwill impairment[1]	—	(125)	—	(125)	—
Other, net	(3)	26	(16)	18	(12)
Tax valuation allowance	—	(14)	—	(14)	—
Income tax effect	22	(3)	128	2	59
Adjusted net income (loss) attributable to Cliffs shareholders	$(332)	$(25)	$(351)	$545	$(156)

Earnings (loss) per common share attributable to Cliffs shareholders - diluted	$(0.92)	$(0.31)	$(1.57)	$0.78	$(0.52)
Adjusted earnings (loss) per common share attributable to Cliffs shareholders - diluted	$(0.68)	$(0.05)	$(0.73)	$1.07	$(0.33)

[1]Goodwill impairment is non-deductible for income tax purposes.